UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2005

Interactive Intelligence, Inc.

(Exact name of registrant as specified in its charter)

Indiana	000-27385	35-1933097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Interactive Way

Indianapolis, IN  46278

(Address of Principal Executive Offices)

317-872-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) Election of New Director

On July 1, 2005, the Board of Directors of Interactive Intelligence, Inc. (the “Company”) elected Richard A. Reck to serve as a member of the Board of Directors until the 2008 annual meeting of shareholders of the Company and until his successor is elected and has qualified.

Mr. Reck is the founder and President of Business Strategy Advisors, a business strategy consultancy that focuses on serving technology-based companies.  He is a licensed Certified Public Accountant and was a partner with KPMG LLP for nearly 30 years.  Mr. Reck is a member of the board of directors of Merge Technologies, a public health care software and information company; Greenbrier & Russel, a private IT services company where he serves as Chairman; Sivox Technologies, Inc., a private call center training and quality software company; and LiquidGeneration, a private media and internet services company. He is also a board member of the Illinois Information Technology Association (formerly the Chicago Software Association), the Illinois Technology Development Alliance, Journeys in Film, and the Illinois Fatherhood Initiative which are not-for-profit corporations.  Mr. Reck received a Bachelor of Arts degree in mathematics from DePauw University and an MBA in accounting from the University of Michigan.

There is no arrangement or understanding between Mr. Reck and any other person pursuant to which Mr. Reck was elected as director of the Company.  Mr. Reck has not been named to a committee of the Board of Directors and is not expected to be named to a committee of the Board of Directors at the time of filing this Current Report on Form 8-K.  There are no transactions in which Mr. Reck has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Intelligence, Inc. (Registrant)

Date: August 11, 2005	By:	/s/ Stephen R. Head
Stephen R. Head Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer